EXHIBIT 12

                        PEPSICO, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges

                 (in millions except ratio amounts, unaudited)




                       36 Week Period Ended       52 Week Period Ended
                       -------------------       ---------------------
                         9/3/94     9/4/93   12/25/93    12/26/92    12/28/91
                        -------     ------   --------    ---------   --------
Earnings:

Income before income
 taxes and cumulative
  effect of accounting
  changes                $1,940.9  $1,763.8  $2,422.5    $1,898.8    $1,659.7

Amortization of
 capitalized interest         3.4       3.6       5.0         5.0         4.5

Interest expense            433.9     403.5     572.7       586.1       613.7

Amortization of
 debt discount                0.2       0.2       0.2         0.3         0.3

Interest portion of net
 rent expense (a)            99.6      89.9     134.4       121.4       103.4
                         --------  --------   -------    --------    --------
Earnings available for
 fixed charges           $2,478.0  $2,261.0   $3,134.8   $2,611.6    $2,381.6
                         --------  --------   --------   --------    --------

Fixed Charges:

Interest expense         $  433.9  $  403.5   $  572.7   $  586.1    $  613.7

Capitalized
 interest                     4.0       4.2        6.5        6.6        10.0

Amortization of
 debt discount                0.2       0.2        0.2        0.3         0.3

Interest portion of net
 rent expense (a)            99.6      89.9      134.4      121.4       103.4
                          -------   -------    -------   --------    --------
   Total fixed charges   $  537.7  $  497.8   $  713.8   $  714.4    $  727.4
                         --------  --------   --------   --------    --------

Ratio of Earnings
 to Fixed Charges            4.61      4.54       4.39       3.66        3.27
                         --------    ------    -------    -------     -------


(a) One-third of net rent expense is the portion deemed representative of the interest factor.